Exhibit 99.1
FOR IMMEDIATE RELEASE Global Hospitality Industry Leader Appointed President and CEO of Group RCI
Parsippany, N.J. (March 11, 2008) — Geoffrey A. Ballotti, former president of the North American Division of Starwood Hotels and Resorts, has been named president and CEO of Group RCI, the worldwide leader in the vacation exchange and rental business, a part of Wyndham Worldwide, (NYSE:WYN).
“Geoff is a highly qualified hospitality executive with a sterling reputation and an impressive track record of accomplishment,” said Stephen P. Holmes, chairman and CEO, Wyndham Worldwide. “He is a customer-driven brand builder who is a natural and dynamic leader. His financial acumen, international management and operations experience and his knowledge of travel distribution make him the ideal candidate to lead our global vacation rental and exchange business.”
Over the past 19 years, Ballotti has served in senior leadership roles in real estate development, call center and travel distribution management, marketing, sales and regional multi-brand hotel operations. He lived overseas in Milan, Brussels and Rome for eight years as senior vice president for Operations in Europe with Starwood, and speaks both French and Italian. As head of North American operations, Ballotti led operations for a portfolio of 450 hotels with 65,000 associates across multiple brands which generated system-wide owned, managed and franchise revenues in excess of $10 billion.
Before entering the hospitality industry, Ballotti earned his MBA from Harvard and worked for the Bank of New England in corporate and commercial real estate finance.
“I am extremely excited about helping to lead and continue to grow Group RCI’s business and phenomenal portfolio of over 30 brands,” commented Ballotti. “But most importantly it was the people and leadership reputation of both Group RCI and Wyndham Worldwide that attracted me to the company. The diversity of the Wyndham Worldwide business model is exciting and I am really looking forward to being part of the high-energy senior management team.”
Ballotti will be relocating to the Parsippany area immediately and will start work on March 31.

About Wyndham Worldwide (NYSE:WYN)
Wyndham Worldwide Corporation is one of the world’s largest hospitality companies with leading brands in lodging franchising, vacation ownership, vacation rentals and vacation exchange. Group RCI includes RCI, the largest vacation exchange with over 3.5 million members, The Registry Collection, the largest luxury exchange program, and numerous rental companies offering access to over 60,000 properties in 100 countries. Endless Vacation Rentals, Landal Greenparks, Novasol and English Country Cottages are among the many rental brands. For additional information visit www.grouprci.com or the media center of www.wyndhamworldwide.com.
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CONTACTS:
Betsy O’Rourke
Senior Vice President, Marketing and Communications
Wyndham Worldwide Corporation
(973) 753-7422
Betsy.O’Rourke@wyndhamworldwide.com
Susan McGowan
Vice President, Public Relations
Group RCI
(973) 753-6482
Susan.McGowan@rci.com